Exhibit 99.1

ELITE PHARMACEUTICALS SECURES $5 MILLION FUNDING COMMITMENT

NORTHVALE, N.J. – January 3, 2012 – Elite Pharmaceuticals, Inc. ("Elite”) (OTCBB: ELTP) announced today that it has entered into a securities purchase agreement with Socius CG II, Ltd., a subsidiary of Socius Capital Group ("Socius”). Socius, based in New York and Los Angeles, has an impressive record of making investments in emerging life sciences companies. Under the agreement, Elite may sell up to $5 million of non-convertible Series F Preferred Stock to Socius over a two-year period. Proceeds will be used for product development, including the scale-up of products using Elite’s abuse deterrent technology, as well as other corporate purposes that management may deem necessary and appropriate.

“With the completion of this transaction, for the first time in a long time, management believes that it can focus its time on growing the company and enhancing shareholder value without having to expend an inordinate amount of time contemplating where the capital required for growth will come from”, said Elite’s Chief Executive Officer, Jerry Treppel. “We believe this financing arrangement will help resolve that issue.”

Pursuant to the agreement, Elite has the right over a term of two years, subject to certain conditions which include the filing and effectiveness of a registration statement, to require Socius to purchase up to $5 million of redeemable, non-convertible Series F Preferred Stock (the “Series F Preferred Stock”), with such purchases payable in tranches at the election of Elite.  The Series F Preferred Stock is non-voting, not convertible into common stock and is redeemable at the option of Elite.  It carries an annual dividend rate of 10%, with such dividends to be paid via the issuance of Series F Preferred Stock. Additionally, Elite may not deliver a tranche notice to Socius if the closing bid price of Elite’s common stock is less than $0.07.

In addition, with each purchase of Series F Preferred Stock, a portion of the warrant to purchase shares of Elite’s common stock issued to Socius, with an exercise price of $0.07, will vest and be automatically exercised in an amount equal to 35% of the dollar amount of the Series F Preferred Stock being purchased and an additional investment right to purchase Elite’s common stock, at a price of $0.07 per share, will be automatically exercised in an amount equal to 100% of the dollar amount of the Series F Preferred Stock being purchased.

Upon automatic exercise of the warrant and additional investment right, Socius must pay for the underlying shares, at its option, in cash or by delivering a full-recourse secured promissory note.  In connection with a redemption of the Series F Preferred Stock, at the option of either Elite or Socius, all outstanding promissory notes may be offset, exchanged and cancelled for all outstanding shares of Series F Preferred Stock held by Socius such that following such offset, exchange and cancellation, no further amounts shall be due or payable with respect to such shares of Series F Preferred Stock or such promissory notes and all of such shares of Series F Preferred Stock and promissory notes shall no longer be outstanding.

Elite expects the closing to the agreement to occur within 5 business days of the execution of the agreement.

Additional details regarding the financing, including the terms and conditions upon which the Preferred Stock may be sold to Socius, will be included in a Current Report on Form 8-K which will be filed with the Securities and Exchange Commission.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products, to improve off-patent drug products, and developing generic versions of controlled release drug products with high barriers to entry. Elite has four ANDA products partnered with TAGI Pharma; one ANDA has launched, two ANDAs are in the process of a manufacturing site transfer and an additional ANDA is currently under review by the FDA.  Elite also manufactures Lodrane D® and receives royalties for Lodrane D®, an allergy product partnered with ECR Pharmaceuticals (“ECR”), a wholly owned subsidiary of Hi-Tech Pharmacal (“Hi-Tech”).  Elite’s lead pipeline products, ELI-216, a once-daily abuse resistant oxycodone, and ELI-154, a once-daily oxycodone, are novel sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse.  Elite also has partnered with MikahPharma to develop a new product and with Hi-Tech Pharmacal to develop an intermediate for a generic product.  Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:
Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com